EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LOOP MEDIA, INC.,

a Delaware corporation,

INTERLINK PLUS, INC.,

a Nevada corporation,

and

LOOP MEDIA ACQUISITION, INC.,

a Delaware corporation,

January 3, 2020

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5.4	Authorized Securities	15
5.5	Noncontravention	15
5.6	Capitalization	15
5.7	SEC Reports; Financial Statements	16
5.8	Compliance with Laws	16
5.9	Litigation	16
5.10	Governmental Consents	16
5.11	Permits	16
5.12	Brokers or Finders	17
5.13	Tax Returns and Payments	17
5.14	Employee Benefit Plans	17
5.15	Operations of Merger Sub	17
5.16	Trading Matters	17
5.17	Disclosure	17
Article VI	COVENANTS AND ADDITIONAL AGREEMENTS	17
6.1	Tax-Free Reorganization	17
6.2	Ordinary Course	17
6.3	No Solicitation by Loop	17
6.4	Parent Directors	18
6.5	Parent Officers	18
6.6	Further Assurances	18
6.7	Notices and Consents	18
6.8	Closing Conditions	18
6.9	Parent Capitalization	19
6.10	Sale of Parent's Current Business	19
6.11	Loop Shareholder Approval	19
6.12	Notice of Developments	19
Article VII	CONDITIONS TO CLOSING	19
7.1	Conditions to Obligations of All Parties	19
7.2	Conditions to Obligations of Parent	19
7.3	Conditions to Obligations of Loop	20
Article VIII	TERMINATION	20
8.1	Termination by Mutual Consent	20
8.2	Termination by Either Parent or Loop	21
8.3	Termination by Parent	21
8.4	Termination by Loop	21
8.5	Notice of Termination; Effect of Termination	21
8.6	Fees and Expenses Following Termination	22
Article IX	MISCELLANEOUS	22
9.1	Successors and Assigns	22
9.2	Counterparts	22
9.3	Notices	22
9.4	Amendments	23
9.5	Enforceability; Severability	23
9.6	Governing Law	23
9.7	Waiver of Jury Trial	23
9.8	No Third Party Beneficiaries	23
9.9	Entire Agreement	24
9.10	Waivers	24
9.11	No Strict Construction	24
9.12	Construction	24
9.13	Arm's Length Negotiations	24

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 3, 2020 (the "Execution Date"), is entered into by and among LOOP MEDIA, INC., a Delaware corporation ("Loop") INTERLINK PLUS, INC., a Nevada corporation ("Parent"), and LOOP MEDIA ACQUISITION, INC., a Delaware corporation, which is a wholly owned Subsidiary of Parent ("Merger Sub").

R E C I T A L S:

WHEREAS, the parties intend that Merger Sub be merged with and into Loop, with Loop surviving that merger on the terms and subject to the conditions set forth herein (the "Merger");

WHEREAS, the board of directors of Loop (the "Loop Board") has unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Loop and its stockholders; (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (c) resolved to recommend adoption of this Agreement by the stockholders of Loop in accordance with the Delaware General Corporation Law (the "DGCL");

WHEREAS, following the execution of this Agreement, Loop shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders; and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"),, that each of Parent, Merger Sub and Loop are “parties to a reorganization” within the meaning of Section 368(b) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) as provided in Section 2.7.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

Definitions

As used herein, the following terms shall have the following meanings:

"Acquired Entity" means any of Loop or its Subsidiaries and "Acquired Entities" means Loop and its Subsidiaries, collectively.

"Ancillary Documents" means all agreements, certificates and other instruments and documents delivered or given pursuant to this Agreement.

"Business Day" means any day, other than a Saturday, Sunday or statutory holiday in Los Angeles, California or Sarasota, Florida.

"Current SEC Reports" means the following SEC Reports of Parent: Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019.

"Director Nominee" means Jon Niermann.

"Dissenter's Act" means Section 262 of the DGCL.

"Employee Benefit Plans" means all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other employee benefit plans, policies, agreements or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements for the benefit of any current or former employees, officers, directors or managers of a Person.  For the avoidance of doubt, "Employee Benefit Plans" do not include employee agreements.

"Environmental Law" means any Law of any Governmental Authority in effect as of the Execution Date relating to pollution or protection of the environment, including Laws related to emissions, discharges, releases, or threatened releases of Hazardous Substances.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"FINRA" means Financial Industry Regulatory Authority, Inc., a government-authorized not-for-profit organization that oversees U.S. broker-dealers.

"GAAP" means accounting principles generally accepted in the United States of America, as in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Substances" means any substance, waste, contaminant, pollutant or material defined or regulated as toxic or as a pollutant, contaminant or waste, or words of similar meaning including petroleum or petroleum products, under any Environmental Law.

"Immediate Family" with respect to a specified natural Person, means such Person's spouse, parents and children, including adoptive relationships and relationships through marriage.

"Indebtedness" of any Person means, without duplication (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practices); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (h) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

"Insolvent" means, with respect to any Person: (a) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total liabilities as they come due; (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature; or (d) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

"Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, patent term extensions, supplementary protection certificates, market or data exclusivities, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

"Knowledge," with respect to: (a) Loop and/or the Acquired Entities, means the actual and imputed knowledge of Jon Niermann; and (b) Parent, means the actual knowledge of Roger Tichenor; provided, that for purposes hereof, "imputed knowledge" means, with respect to any individual, the knowledge that an individual holding a similar office or position as such individual would reasonably be expected to have after a reasonable inquiry.

"Law" means any federal, state or local law, statute, rule, regulation, judgment, decree, injunction, order, ordinance, code, regulation, arbitration award or other legally enforceable requirement of or by any Governmental Authority.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.

"Loop Common Stock" means the common stock of Loop, par value $.0001 per share.

"Loop Termination Fee" means $1,000,000.

"Material Adverse Effect" means a material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings, prospects or business of the Person affected or the ability of any Person to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a "Material Adverse Effect" on or with respect to the Person affected: (a) any adverse change or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally; (b) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger or of the transactions contemplated hereby; or (c) the taking of any action contemplated by this Agreement and other agreements contemplated hereby.  All references in this Agreement to a "Material Adverse Effect on Loop" shall mean a Material Adverse Effect on Loop and its Subsidiaries, taken as a whole and a "Material Adverse Effect on Parent" shall mean a Material Adverse Effect on Parent and Merger Sub, taken as a whole.

"Organizational Documents" means the certificate of incorporation or articles of incorporation, as amended and/or restated, bylaws, as amended and/or restated and/or other organizational or governing documents of a Person, as the case may be, as each may be amended from time to time.

"Person" means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships and other entities and Governmental Authorities or any department or agency thereof.

"Pink" means the Pink® Open Market, part of the OTC Link® ATS, an SEC-registered Alternative Trading System operated by OTC Link, LLC, a FINRA member broker-dealer wholly-owned by OTC Markets Group, Inc.  Parent Common Stock is the subject of broker-dealer quotes on OTC Link® ATS.

"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition) by or before any Governmental Authority or arbitrator.

"ScreenPlay" means ScreenPlay, Inc., a Washington corporation and wholly-owned subsidiary of Loop.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Subsidiary" means any corporation, association, business entity, partnership, limited liability company or other entity of which a Person, either alone or together with one or more other Subsidiaries: (a) directly or indirectly owns or controls securities or other interests representing more than fifty (50%) of the voting power of such entity; or (b) is entitled, by contract or otherwise, to elect, appoint or designate managers or directors constituting a majority of the managers or members of such entity's board of directors or other governing body.

"Tax" or "Taxes" means all taxes of any kind, and fees or other assessments in the nature of taxes, imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto.  "Tax" or "Taxes" includes, without limitation, all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, windfall profit and withholding taxes and duties.  "Tax" or "Taxes" also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

"Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

"Transaction Expenses" means all out-of-pocket fees and expenses (including legal and accounting fees and expenses) with respect to this Agreement and the transactions contemplated hereby,

including without limitation all fees and expenses relating to the preparation and filing of a Form 8-K regarding the Merger.

Additional Terms

Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Current Business	Section 6.10
DGCL	Recitals
Effective Time	Section 2.3
End Date	Section 8.2(a)
Execution Date	Preamble
Merger	Recitals
Merger Shares	Section 5.4
Merger Sub	Preamble
Parent	Preamble
Parent Common Stock	Section 5.6(a)
Parent Preferred Stock	Section 5.6(b)
Parent Series A Preferred Stock	Section 5.6(b)
Parent Series B Preferred Stock	Section 6.9
Permitted Liens	Section 4.11
Related Person	Section 4.21
Requisite Loop Vote	Section 4.2
Loop	Preamble
Loop Dissenting Shares	Section 3.5
Loop Financial Statements	Section 4.7
Loop Intellectual Property	Section 4.10(a)
Loop Material Agreement	Section 4.9(a)
ScreenPlay	Section 4.4
SEC Reports	Section 5.7
Surviving Entity	Section 2.1

ARTICLE II

THE MERGER

2.1  Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into Loop; and (b) the separate corporate existence of Merger Sub will cease and Loop will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Entity").

2.2  The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Loop and Parent may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date")

2.3  Effective Time.  Subject to the provisions of this Agreement, at the Closing, Loop, Parent and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Loop and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

2.4  Legal Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Loop and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of Loop and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

2.5  Certificate of Incorporation and Bylaws of the Surviving Entity.

(a)  Certificate of Incorporation.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Loop, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with the DGCL.

(b)  Bylaws.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Loop, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with the DGCL and the Certificate of Incorporation of the Surviving Entity.

2.6  Directors and Officers of the Surviving Entity.  The initial director and officer of the Surviving Entity shall be Jon Niermann, until his successor is duly elected or appointed and qualified

2.7  Tax Treatment.  For U.S. federal income tax purposes, this Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).  Each party agrees that, for U.S. federal income tax purposes: (a) it shall treat the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; (b) that it shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and it shall not take any tax reporting position inconsistent with such treatment for U.S. federal, state and other relevant tax purposes; (c) Loop, Parent and Merger Sub are “parties to a reorganization” within the meaning of Section 368(b) of the Code; (d) it shall retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulation Section 1.368(a)-3 in connection with the Merger; and (e) it shall otherwise use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  No party shall take any action, fail to take any action, cause any action to be taken or cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  Each party hereto agrees to act in good faith, consistent with the intent of the parties and the intended U.S. federal income tax treatment of the Merger as set forth in this Section 2.8.

ARTICLE III

MANNER OF CONVERTING SECURITIES

3.1  Conversion of Shares in the Merger.  Subject to the provisions of this Article III, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Loop, or any of the stockholders of any of the foregoing, the outstanding securities of Loop and Merger Sub shall be converted as follows:

(a)  Loop Common Stock.  Each share of Loop Common Stock issued and outstanding immediately prior to the Effective Time (other than Loop Dissenting Shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Loop or Merger Sub, cease to be outstanding and shall be converted into and exchanged for the right to receive one (1) validly issued, fully paid and nonassessable share of Parent Common Stock.

(b)  Loop Options.  Each option to purchase shares of Loop Common Stock pursuant to Loop's 2016 Amended and Restated Equity Incentive Plan that is outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Loop or Merger Sub, cease to be outstanding and shall be converted into and exchanged for an option to purchase an equivalent number of shares of Parent Common Stock pursuant to the terms of a stock option plan which shall be adopted by the Board of Parent to be effective as of the Effective Time.

(c)  Loop Warrants.  Each warrant to purchase shares of Loop Common Stock that is outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Loop or Merger Sub, cease to be outstanding and shall be converted into and exchanged for a warrant to purchase an equivalent number of shares of Parent Common Stock pursuant to the terms of a stock option plan substantially similar to Loop's 2016 Amended and Restated Equity Incentive Plan which shall be adopted by the Board of Parent to be effective as of the Effective Time

(d)  Merger Sub Shares.  Each share of common stock, par value $.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Loop or Merger Sub, be converted into and represent the right to receive one (1) validly issued, fully paid and nonassessable share of the common stock, par value $ .001 per share, of the Surviving Entity.

(e)  Parent Common Stock.  Each share of Parent Common Stock owned by Loop shall, at the Effective Time, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.2  Surrender and Exchange of Loop Securities.  As soon as practicable after the Effective Time, Parent shall deliver to each record holder of Loop Common Stock a certificate (or evidence of shares in book-entry form) registered in the name of such Loop stockholder representing the number of shares of Parent Common Stock to which such holder is entitled under this Article III.  As of the Effective Time, each share of Loop Common Stock (other than Loop Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall be deemed at and after the Effective Time to represent only the right to receive the consideration specified in this Article III, as applicable, for the Loop stockholder who is the holder thereof.  Each Loop Dissenting Share shall be converted into the right to receive payment from the Surviving Entity with respect thereto in accordance with the provisions of the Dissenter's Act.

3.3  Transfer Books; No Further Ownership Rights in Loop Common Stock.  All shares of Parent Common Stock issued in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Loop Common Stock, and upon such issuance, such shares of Parent Common Stock shall have been duly authorized, validly issued and fully paid and nonassessable.  At the Effective Time, the transfer books of Loop shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Loop Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Loop Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such interests, except as otherwise provided for herein or by applicable Law.

3.4  No Fractional Shares for Parent Common Stock.  No fraction of a share of Parent Common Stock (or evidence of such shares in book-entry form) shall be issued upon the exchange of a share of Loop Common Stock pursuant to this Article III, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  Each holder of Loop Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one share of Parent Common Stock.

3.5  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Loop Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Loop stockholders properly exercising dissenter's rights available under the Dissenter's Act (the "Loop Dissenting Shares") shall be converted into the right to receive payment from the Surviving Entity with respect thereto and shall not be converted into or be exchangeable for the right to receive shares of Parent Common Stock unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to payment under the Dissenter's Act.  Loop Dissenting Shares shall be treated in accordance with the Dissenter's Act.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder's Loop Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, shares of Parent Common Stock in accordance with the terms of this Article III.  Loop shall give Parent: (a) prompt notice of any written demands for payment of any Loop Common Stock, attempted withdrawals of such demands and any other instruments, served pursuant to the Dissenter's Act and received by Loop relating to rights to be paid the "fair value" of Loop Dissenting Shares, as provided in the Dissenter's Act; and (b) the opportunity to participate in, and after the Closing, direct, all negotiations and Proceedings with respect to demands for appraisal under the Dissenter's Act.  Loop shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Loop Common Stock.  The Surviving Entity shall comply with all notice requirements under the Dissenter's Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LOOP

Loop and its Subsidiaries jointly and severally represent and warrant to Parent as follows.  Unless the context otherwise requires, references in this Article IV to "Loop" shall be treated as a reference to Loop and ScreenPlay, taken as a whole.

4.1  Organization and Standing.

(a)  Loop is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Loop has the requisite corporate authority to own and operate its properties and assets, and to carry on its business as currently conducted.  Loop is presently qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Loop.  True and accurate copies of the Loop Organizational Documents, each as in effect as of and at the Closing, have been delivered to Parent.

(b)  ScreenPlay is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington.  ScreenPlay has the requisite corporate authority to own and operate its properties and assets, and to carry on its business as currently conducted.  ScreenPlay is presently qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would have a

Material Adverse Effect on ScreenPlay.  True and accurate copies of the ScreenPlay Organizational Documents, each as in effect as of and at the Closing, have been delivered to Parent.

4.2  Corporate Power.  Loop has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Loop Common Stock (the "Requisite Loop Vote"), to consummate the transactions contemplated by this Agreement.

4.3  Authorization.  All corporate action on the part of Loop and its stockholders, as applicable, necessary for: (a) the authorization, execution and delivery of this Agreement; and (b) the performance of Loop's obligations hereunder, has been taken.  This Agreement has been duly executed by Loop and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Loop, except: (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

4.4  Subsidiaries.  Other than ScreenPlay, Loop does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

4.5  Noncontravention.  The execution and delivery of this Agreement by Loop, and Loop's performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not: (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Loop Organizational Documents; (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any Loop Material Agreement; (c) require any consent or waiver under any Loop Material Agreement (other than any consents or waivers that have been obtained); (d) conflict with or violate in any material respect any Law applicable to the Acquired Entities or by which any property or asset of the Acquired Entities is bound or affected; (e) result in the creation of any Lien upon any of the properties or assets of any Acquired Entity (other than Permitted Liens); (f) trigger any right of cancellation, termination or acceleration under any Loop Material Agreement; (g) create any right of payment (in cash, equity securities or other property) in any other Person; or (h) result in a Material Adverse Effect on Loop.

4.6  Capitalization.  The authorized capital stock of Loop consists of 190,000,000 shares of common stock, par value $.0001 per share.  No shares of preferred stock are authorized to be issued.  As of immediately prior to the Effective Time, there will be outstanding: (a) approximately 151,797,970 shares of Loop Common Stock; (b) options to purchase 10,000,000 shares of Loop Common Stock; (c) warrants to purchase 8,326,064 shares of Loop Common Stock; and (d) debt convertible into approximately 9,500,000 shares of Loop Common Stock.  All the issued and outstanding shares of Loop Common Stock and any securities to purchase Loop Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company.  With the exception of the options to purchase Loop Common Stock set forth above, which options shall be converted into the right to receive options to purchase Parent Common Stock at the Effective Time, Loop does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.  As of the Closing Date, there are no existing voting trusts or similar agreements to which Loop is a party with respect to the voting of the capital stock of Loop.  Loop holds no shares of its capital stock in its treasury.

4.7  Financial Statements.  The audited consolidated balance sheet of Loop as of December 31, 2019 and 2018, and the related audited consolidated statement of operations, statement of stockholders'

equity, and statement of cash flows of Loop for the year ended December 31, 2019 and 2018, including all notes thereto, accompanied by the independent auditor's report thereon are collectively referred to herein as the "Loop Financial Statements."  Except as otherwise noted therein, the Loop Financial Statements, together with the notes thereto (if any) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except that the unaudited Loop Financial Statements may not contain all footnotes required by GAAP.  The Loop Financial Statements, together with the notes thereto (if any) fairly present in all material respects the consolidated financial condition, results of operations and cash flow of the Acquired Entities, as the case may be, as of the dates and for the periods indicated therein, subject to normal year-end audit adjustments, which shall not be material, in the case of unaudited Loop Financial Statements.  No event has occurred and nothing has come to the attention of the Acquired Entities to indicate that the Loop Financial Statements did not fairly present in any material respect the consolidated financial condition, results of operations and cash flow of the Acquired Entities, as the case may be, as of the dates and for the periods indicated therein.  The Acquired Entities do not have any liabilities of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, other than:  (a) debts, liabilities or obligations that are reflected, reserved for or disclosed in the Loop Financial Statements; (b) debts, liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2019; (c) debts, liabilities or obligations arising in the ordinary course of business under any written contract by which any of the Acquired Entities is bound, excluding liabilities based upon any breach or default of such contracts by the Acquired Entities; (d) liabilities for Transaction Expenses; and (e) debts, liabilities or obligations disclosed in the Loop Financial Statements.

4.8  Absence of Certain Changes or Events.  Since December 31, 2019, except as contemplated by this Agreement or incident to the transactions contemplated hereby: (a) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Loop; and (b) the Acquired Entities have conducted their business only in the ordinary course consistent with past practices.  No Acquired Entity has taken any steps to seek protection pursuant to any bankruptcy Law nor does any Acquired Entity have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy Proceedings or of any fact that would reasonably lead a creditor to do so.  The Acquired Entities, taken as a whole, are not Insolvent, nor will the Acquired Entities, taken as a whole, be Insolvent after giving effect to the transactions contemplated hereby to occur at the Closing (other than as a result of any facts or circumstances relating to Parent or Merger Sub).

4.9  Material Agreements.

(a)  Each written material agreement of the Acquired Entities is hereinafter referred to as a "Loop Material Agreement."  The applicable Acquired Entity, and, to the Acquired Entities' Knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its nonperformance), and the Acquired Entities have received no written notice of breach or default and are not in breach or default (with due notice or lapse of time or both), under any Loop Material Agreement which would permit termination, modification or acceleration of payment or performance under any Loop Material Agreement.  The Acquired Entities have no Knowledge of any breach or termination, or anticipated breach or termination, by the other party to any Loop Material Agreement.

(b)  Each of the Loop Material Agreements is in full force and effect, and is a legal, binding and enforceable obligation of or against the parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  Neither Loop nor any of its Subsidiaries, as applicable, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Loop Material Agreement.

4.10  Intellectual Property.

(a)  The Intellectual Property that the Acquired Entities own or license for use (with a right of sublicense), including invention disclosures and patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations is hereinafter referred to as ("Loop Intellectual Property").  The Acquired Entities own all right, title and interest in and to or otherwise have the exclusive right to fully commercialize all Loop Intellectual Property free and clear of all Liens.  To the Acquired Entities' Knowledge, no products within Loop Intellectual Property, infringe on the subsisting Intellectual Property rights of others.  No claim is pending or, to the Acquired Entities' Knowledge, threatened alleging infringement of Intellectual Property rights of others from the use, manufacture or sale of any material products or services by any Acquired Entity.  No claim is pending or, to the Acquired Entities' Knowledge, threatened challenging the complete and exclusive ownership of or the right to use the Loop Intellectual Property by the Acquired Entities, or alleging that any other Person has any claim of legal or beneficial ownership with respect thereto.  No claim is pending or, to the Acquired Entities' Knowledge, threatened challenging, terminating, amending, or affecting the interest of the Acquired Entities in the Loop Intellectual Property.  No claim is pending or, to the Acquired Entities' Knowledge, threatened challenging the validity, enforceability or use of the Loop Intellectual Property.  No loss or expiration of any registration relating to the Loop Intellectual Property is pending or, to the Acquired Entities' Knowledge, threatened.  No Loop Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation Proceeding or any other material litigation or Proceeding in the United States or in any other jurisdiction.  The Acquired Entities have taken all necessary and reasonable actions to maintain and protect the Loop Intellectual Property that it owns, licenses or uses, including, if and when applicable and required, the secrecy or confidentiality thereof, which action may be taken by the Acquired Entities and, to the Acquired Entities' Knowledge, the Loop Intellectual Property is currently in compliance in all material respects with all applicable legal requirements (including timely payment of filing, examination, maintenance and legal fees) necessary to protect the Loop Intellectual Property.  Furthermore, to the Acquired Entities' Knowledge, owners of any material Intellectual Property licensed to the Acquired Entities have taken all necessary and reasonable actions to maintain and protect the Intellectual Property that is the subject of such licenses.  Except for any license implied by the sale of a product and licenses for generally available software programs:  (a) there are no outstanding options, licenses or other agreements relating to the Loop Intellectual Property; and (b) no Acquired Entity is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other Person.  No Acquired Entity is in violation in any material respect of any license, sublicense, or other agreements to which it is a party or otherwise bound relating to any Intellectual Property.  No Acquired Entity is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted.  There are no agreements, instruments, contracts, judgments, orders or decrees to which any Acquired Entity is a party or by which it is bound that involve indemnification by such Acquired Entity with respect to infringements of Intellectual Property.  To the Acquired Entities' Knowledge, all registrations of the Loop Intellectual Property owned by or on behalf of any Acquired Entity are valid and in full force and effect, and no applications to Governmental Authorities for the registration of such Loop Intellectual Property that have been filed by or on behalf of any Acquired Entity within the past two (2) years have been rejected.  To the Acquired Entities' Knowledge, no other Person is infringing, misappropriating, diluting or otherwise misusing the Loop Intellectual Property in any manner that would be material to the business of the Acquired Entities.  None of the Acquired Entities has put any other Person on notice of any such infringement, misappropriation, dilution or misuse.

(b)  Each confidentiality agreement between an Acquired Entity and each current officer, employee, independent contractor or consultant of such Acquired Entity remains in full force and effect pursuant to its terms.  To the Acquired Entities' Knowledge, no officer or employee or consultant is in violation of such agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, any Acquired Entity, and, to the Acquired Entities' Knowledge, the continued employment by each Acquired Entity of its present employees, and the performance of its contracts with its independent contractors, will not result in any such violation.  Neither the execution or delivery of this Agreement, nor the carrying on of any Acquired Entity's business by the employees and independent contractors of such Acquired Entity, nor the conduct of such Acquired Entity's business as now conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, written covenant or instrument under which any such employee or independent contractor is now obligated and of which any Acquired Entity has Knowledge.  No Acquired Entity has received any written notice alleging that any such violation has occurred.

(c)  The consummation of the Merger will not materially and adversely affect any rights of the Surviving Entity or its Subsidiaries to use any Loop Intellectual Property or the Acquired Entities' right, title and interest in and to the Loop Intellectual Property.

(d)  No current or former Loop employee, independent contractor or consultant has any rights in or to any Loop Intellectual Property by virtue of or relating to his, her or its employment or engagement by Loop.  Except for inventions previously assigned to the Acquired Entities, it will not be necessary to utilize any Intellectual Property of any of employees, independent contractors or consultants of the Acquired Entities made prior to their employment or engagement by the Acquired Entities for the conduct of the business of Loop as presently conducted and as presently proposed to be conducted.

4.11  Title to Properties and Assets; Liens.  The Acquired Entities have good and marketable title to their respective properties and assets, and have good title to all their respective leasehold interests, in each case subject to no Lien, other than:  (a) Liens for current Taxes:  (i) not yet due and payable; and (ii) provided for on the applicable financial statements or incurred in the ordinary course of business consistent with past practices after December 31, 2019; and (b) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the properties and assets subject thereto, or materially impair the business operations of the owner or lessee thereof, and that have not arisen otherwise than in the ordinary course of business consistent with past practices (the "Permitted Liens").  With respect to the property and assets it leases, each Acquired Entity is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens.  Each Acquired Entity's properties and assets are in good condition and repair in all material respects, subject to ordinary wear and tear and routine maintenance.  The Acquired Entities do not currently own, and have never owned, any real property.

4.12  Compliance with Laws.  To the best of Loop’s Knowledge, each Acquired Entity is in compliance in all material respects with all Laws to which it is subject or by which it or any of its properties or assets are bound.

4.13  Litigation.  There is no material Proceeding pending or, to any Acquired Entity's Knowledge, threatened against or affecting any Acquired Entity or its properties or rights before any court or arbitrator or by or before any other Governmental Authority, including, without limitation, any Proceeding relating to or affecting any of the transactions contemplated by this Agreement.  No Acquired Entity is a party or subject to, and none of its respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no Proceeding initiated by any Acquired Entity currently pending or which any Acquired Entity currently intends to initiate.

4.14  Governmental Consents.  No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any Acquired Entity is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except the filing of the Certificate of Merger.

4.15  Permits.  Each Acquired Entity has all material franchises, permits, licenses and any similar authority of any Governmental Authority necessary for the conduct of its business as now being conducted by it.  No Acquired Entity is in default in any material respect under any of such franchises, permits, licenses, or other similar authority of any Governmental Authority.

4.16  Brokers or Finders.  No Acquired Entity has engaged any brokers, finders or agents, and no Acquired Entity has incurred, or will incur, directly or indirectly, as a result of any action taken by such Acquired Entity or any of its affiliates, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

4.17  Tax Returns and Payments.  Except for matters that would not individually or in the aggregate have a Material Adverse Effect: (a) all Tax Returns required to have been filed by Loop and each Subsidiary of Loop, have been timely filed (taking into account any extension of time to file granted or obtained) for all taxable periods; (b) all Taxes shown to be payable on such Tax Returns have been paid when due or, if not yet due, will be timely paid; (c) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against Loop or any Subsidiary of Loop that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any assets of Loop or any Subsidiary of Loop; and (e) all Tax Returns filed are true and complete in all material respects and accurately reflect the liability of the Taxes of Loop and each Subsidiary of Loop, as the case may be.

4.18  Employees.  The employment of each employee of an Acquired Entity is terminable at will.  No employee of any Acquired Entity has been granted the right to continued employment by such Acquired Entity or to any material compensation following termination of employment with such Acquired Entity.  No Acquired Entity is in default with respect to any obligation to any of its employees in any material respect.  No employee of any Acquired Entity is represented by any labor union or covered by any collective bargaining agreement.  There is no pending or, to the Acquired Entities' Knowledge, threatened dispute involving any Acquired Entity and any employee or group of its employees.  Each Acquired Entity has complied and is currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

4.19  Employee Benefit Plans.  To the best of Loop’s Knowledge, it is in compliance in all material respects with any Employee Benefit Plans it may currently sponsor, maintain or contribute to.

4.20  Obligations of Management.  Each officer of an Acquired Entity is currently working full time in the conduct of the business of such Acquired Entity.  No Acquired Entity has Knowledge that any officer of such Acquired Entity is planning to work less than full time in the future.  To the Acquired Entities' Knowledge, no officer is currently working or plans to work for a competitive enterprise, whether or not such officer is or will be compensated by such enterprise, or is planning to leave the employ of any Acquired Entity.

4.21  Obligations to Related Parties.  Other than transactions between or among the Acquired Entities, there are no loans, leases, agreements, commitments or other continuing transactions between any Acquired Entity and: (a) any executive, officer, director or manager of any Acquired Entity or any member of any such Person's Immediate Family; (b) any Person that owns more than ten percent (10%) of the equity securities of Loop or any member of any such Person's Immediate Family; or (c) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons (each such Person identified in (a), (b) or (c), a "Related Person").  To the Acquired Entities' Knowledge, no Related Person has any direct or indirect ownership interest in any Person with which any Acquired Entity has a business relationship or any Person that competes with any Acquired Entity, except in connection with the ownership of securities of publicly-traded companies (but not exceeding two percent (2%) of the outstanding capital stock or other securities of any such company).  To the Acquired Entities' Knowledge, no Related Person has, directly or indirectly, any financial interest in any material contract with any Acquired Entity (other than such contracts as relate to any such person's ownership of equity securities of Loop or employment by Loop).  No Acquired Entity is a guarantor or indemnitor of any Indebtedness of any other Person.

4.22  Environmental Laws.  Each Acquired Entity is in compliance in all material respects with all applicable Environmental Laws.  There is no environmental litigation or other environmental Proceeding pending or, to the Acquired Entities' Knowledge, threatened by any Governmental Authority or others with respect to the business of the Acquired Entities.  To the Acquired Entities' Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by any Acquired Entity or that may otherwise materially and adversely affect the Acquired Entities.  To the Acquired Entities' Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by any Acquired Entity in violation of any applicable Environmental Laws, where the effect of such violations, individually or in the aggregate, could reasonably result in a material capital expenditure by any Acquired Entity or that may otherwise be expected to have a Material Adverse Effect on Loop.

4.23  Internal Controls.  The books and records of the Acquired Entities are maintained in compliance in all material respects with all applicable legal and accounting requirements and in a manner that allows the Acquired Entities to present fairly in all material respects the Acquired Entities' results of operations and financial condition in accordance with GAAP.  The Acquired Entities have disclosed to Loop's outside auditors:  (a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Acquired Entities' ability to record, process, summarize and report financial data; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Entities' internal controls over financial reporting.

4.24  Customers and Vendors.  Neither Loop nor any of its Subsidiaries is involved in any material claim or controversy with any of its customers or vendors.

4.25  Disclosure.  No representation or warranty of Loop in this Article IV, or in any certificate furnished or to be furnished by Loop to Parent pursuant hereto, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Current SEC Reports, Parent and Merger Sub jointly and severally represent and warrant to Loop as follows.  Unless the context otherwise requires, references in this Article V to "Parent" shall be treated as a reference to Parent and Merger Sub, taken as a whole.

5.1  Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted.  Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent.  True and accurate copies of Parent's and Merger Sub's Organizational Documents, each as in effect as of the Closing, have been delivered to Loop.

5.2Corporate Power.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement (and other agreements contemplated hereby) and to carry out and perform its other obligations hereunder.

5.3Authorization.  All corporate action on the part of each of Parent and Merger Sub, and their respective Boards of Directors and stockholders, as applicable, necessary for the: (a) due authorization, execution and delivery of this Agreement; and (b) performance of all obligations of Parent and Merger Sub hereunder has been taken.  The approval of Parent's stockholders is not required for approval and adoption of this Agreement.  This Agreement has been duly executed by each of Parent and Merger Sub, and assuming the due authorization, execution and delivery by Loop, constitutes and will constitute a valid and legally binding obligation of each of Parent and Merger Sub, except: (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

5.4  Authorized Securities.  The shares of Parent Common Stock issuable pursuant to Article III of this Agreement (the "Merger Shares") have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.

5.5  Noncontravention.  The execution and delivery of this Agreement by Parent and Merger Sub, and Parent and Merger Sub's performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not: (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Parent or Merger Sub Organizational Documents; (b) conflict with or violate in any material respect any Law applicable to Parent or Merger Sub; (c) create any right of payment (in cash, equity securities or other property) in any other Person; or (d) result in a Material Adverse Effect on Parent or Merger Sub.

5.6  Capitalization.  The authorized capital stock of Parent consists of 500,000,000 shares, consisting of two classes, designated "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.0001 per share.

(a)  The total number of shares of Common Stock that Parent has the authority to issue is 475,000,000 shares ("Parent Common Stock").  The Parent Common Stock has the rights, preferences, privileges and restrictions set forth in the Parent Organizational Documents and under the Laws of the State of Nevada.  All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws.  The issued and outstanding shares of Parent Common Stock were not issued in violation of the preemptive rights of any Person or any agreement by which Parent was bound at the time of issuance.  The Parent Common Stock constitutes the only class of equity securities of Parent registered under the Exchange Act.

(b)  The total number of shares of Preferred Stock that Parent has the authority to issue is 25,000,000 shares ("Parent Preferred Stock").  Of the 25,000,000 authorized shares of Parent Preferred Stock, 5,000,000 are designated Series A Convertible Preferred Stock ("Parent Series A Preferred Stock").  The Parent Preferred Stock has the rights, preferences, privileges and restrictions set forth in the Parent Organizational Documents and under the Laws of the State of Nevada.  In the event of the liquidation, dissolution or winding up of the affairs of Parent, whether voluntary or involuntary, the holders of shares of Parent Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of Parent available for distribution to its stockholders, an amount equal to $0.10 per share of the Parent Series A Preferred Stock before any payment shall be made or any assets distributed to the holders of the Parent Common Stock ("Series A Preferred Liquidation Preference").  All issued and outstanding shares of Parent Preferred Stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws.  The issued and outstanding shares of Parent Preferred Stock were not issued in violation of the preemptive rights of any Person or any agreement by which Parent was bound at the time of issuance.

(c)  Parent does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.  There are no existing voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.  Parent holds no shares of its capital stock in its treasury.

(d)  As of the Execution Date, there are 69,753,397 shares of Parent Common Stock issued and outstanding and 2,700,000 shares of Parent Series A Preferred Stock issued and outstanding.

5.7  SEC Reports; Financial Statements.  Parent has duly filed all required registration statements, reports, certifications, schedules, forms, statements and other documents (including amendments, supplements, exhibits and all other information incorporated by reference) required to be filed by it with the SEC under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, from the date Parent became obligated to make such filings (the foregoing materials (together with any materials filed by Parent under the Securities Act or the Exchange Act, whether or not required) being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  At the time filed (and, in the case of registration statements, proxy statements and information statements, at the dates of effectiveness and mailing, respectively) the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as the case may be.  The financial statements of Parent (including the related notes) included in the SEC Reports at the time filed (and, in the case of registration statements and proxy statements, at the dates of effectiveness and mailing, respectively) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at such time.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments.  All material agreements to which Parent or Merger Sub was a party or to which the property or assets of Parent or the Merger Sub were subject are included as part of or specifically identified in the SEC Reports.

5.8  Compliance with Laws.  To Parent's Knowledge, neither Parent nor Merger Sub is in material violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound.  To Parent's Knowledge, neither Parent nor Merger Sub is in material violation of any provision of any Law.

5.9  Litigation.  There is no material Proceeding pending or, to Parent's Knowledge, threatened against or affecting Parent, Merger Sub or any of their respective properties or rights before any court or arbitrator or by or before any other Governmental Authority, including, without limitation, any Proceeding relating to or affecting any of the transactions contemplated by this Agreement.  Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority.  There is no Proceeding initiated by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate.

5.10  Governmental Consents.  No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of Parent or Merger Sub is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except:  (a) the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the shares of Parent Common Stock under applicable federal and state securities Laws; and (b) the filing of the Certificate of Merger.

5.11  Permits.  Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it.  Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

5.12  Brokers or Finders.  Neither Parent nor Merger Sub has engaged any brokers, finders or agents, and Parent and Merger Sub have not incurred, and will not incur, directly or indirectly, as a result of any action taken by Parent, Merger Sub or any of their affiliates, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

5.13  Tax Returns and Payments.  Except for matters that would not individually or in the aggregate have a Material Adverse Effect:  (a) all Tax Returns required to have been filed by Parent and each Subsidiary of Parent, have been timely filed (taking into account any extension of time to file granted or obtained) for all taxable periods; (b) all Taxes shown to be payable on such Tax Returns have been paid when due or, if not yet due, will be timely paid; (c) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against Parent or any Subsidiary of Parent that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any assets of Parent or any Subsidiary of Parent (other than Permitted Encumbrances); and (e) all Tax Returns filed are true and complete in all material respects and accurately reflect the liability of the Taxes of Parent and each Subsidiary of Parent, as the case may be.

5.14  Employee Benefit Plans.  Parent and Merger Sub do not sponsor, maintain or contribute to any Employee Benefit Plans.

5.15  Operations of Merger Sub.  Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no assets of any kind or nature (including, without limitation, tangible and intangible, personal and real property) other than minimal paid-in capital and has no liabilities or obligations of any kind or character whatsoever (including, without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).

5.16  Trading Matters.  The Parent Common Stock is quoted on the Pink under the symbol "ITRK," and Parent is in compliance in all material respects with all rules and regulations of the Pink applicable to it and the Parent Common Stock.  There is no action or Proceeding pending or, to Parent's Knowledge, threatened against Parent by OTC Markets, Inc. with respect to any intention by such entity to prohibit or terminate the quotation of any such securities on the Pink market.

5.17  Disclosure.  No representation or warranty of Parent or Merger Sub in this Article V, or in any certificate furnished or to be furnished by Parent or Merger Sub to Loop pursuant hereto, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI

COVENANTS AND ADDITIONAL AGREEMENTS

6.1  Tax-Free Reorganization.  Each of Parent, Merger Sub and Loop shall use its respective commercially reasonable efforts to cause the Merger and the transactions contemplated thereby to qualify as one transaction governed by Section 368 of the Code and will not take any actions that would reasonably be expected to cause the Merger to not so qualify.  No action that was contemplated by this Agreement or other agreements contemplated hereby shall be considered a breach of this Section 6.1.  For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.

6.2  Ordinary Course.  Parent and each Acquired Entity will operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

6.3  No Solicitation by Loop.  Loop shall not, and shall cause its Subsidiary not to, authorize or permit its or its Subsidiary's directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person's "Representatives") to, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Merger, and without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any stockholder proposal or “takeover bid,” for securities or assets of Loop or its Subsidiaries, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Merger, including, without limitation, allowing access to any third party (other than its Representatives) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations.  In the event Loop or any of its Subsidiaries, including any of its or their Representatives, receives any form of offer or inquiry in respect of the foregoing, Loop shall forthwith (in any event within two (2) Business Day following receipt) notify Parent of such offer or inquiry and provide Parent with such details as it may request ("Solicitation Notice").

6.4  Parent Directors.  Parent shall take such actions as may be required to cause:  (a) the authorized number of directors on Parent’s Board to be increased to a total of two; and (b) the election or appointment of the Director Nominee as the member of Parent’s Board, each of the foregoing actions in this Section 6.4 to be effective as of the Effective Time, or, if later, the earliest date consistent with Law.  The Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of stockholders following the Closing Date and until his successor is elected and qualified.

6.5  Parent Officers.  Parent shall take such actions as may be required to cause the resignation or removal of Parent’s current officers and the election of Loop’s officers as Parent’s officers, each of the foregoing actions in this Section 6.5 to be effective as of the Effective Time.

6.6  Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to the Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner practicable, including, without limitation:  (a) obtaining from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary or may be required for or as a result of the consummation of the transactions contemplated by this Agreement; and (b) promptly making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement or the transactions contemplated hereby required under applicable Law.  Each of the parties shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.  In connection therewith, if any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the parties decide that litigation is in their best interests, each party shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such action or Proceeding and to have vacated, lifted, reversed, or overturned any order that is in effect and that prohibits, prevents or restricts consummation of such transactions.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

6.7  Notices and Consents.  Each of Parent, Merger Sub and Loop will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents required pursuant to any Laws in connection with the Merger and the transaction contemplated hereby.

6.8  Closing Conditions.  From the Effective Date until the Closing, each party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

6.9  Parent Capitalization.  On or before the Closing, Parent shall have authorized a new series of Parent Preferred Stock designated Series B Convertible Preferred Stock ("Parent Series B Preferred Stock"), and issued no more than 300,000 shares of Parent Series B Preferred Stock.  The Parent Series B Preferred Stock shall have the same rights, preferences, privileges and restrictions as Parent Series A Preferred Stock, except its liquidation preference will be an amount equal to $1.00 per share of the Parent Series B Preferred Stock before any payment shall be made or any assets distributed to the holders of the Parent Common Stock or Parent Series A Preferred Stock.  Parent shall issue the 300,000 Parent Series B Preferred Stock in exchange for $1,000,000 in cash, 60,000,000 shares of Parent Common Stock, which will be retired and restored to the status of authorized and unissued shares, 2,654,000 shares of Parent Series A Preferred Stock, which will be retired and restored to the status of authorized and unissued shares, and cancellation of a promissory note in the principal amount of $1,000,000 made by the Acquired Entities.

6.10  Sale of Parent's Current Business.  At, but not before, the Effective Time, Parent shall complete the sale of its current business operations and assets, other than assets consisting of proceeds received by Parent after the Execution Date from the sale of Parent Common Stock or Parent Preferred Stock ("Current Business").  Parent shall sell the Current Business in exchange for 2,000,000 issued and outstanding shares of Parent Common Stock.  Parent agrees that upon receipt of such shares, it will retire and restore the 2,000,000 shares to the status of authorized and unissued shares.

6.11  Loop Shareholder Approval.  Prior to the Closing, Loop shall have obtained the Requisite Loop Vote as to approval of this Agreement, the Merger and the transaction contemplated hereby.

6.12  Notice of Developments.  Each party will give prompt written notice to the others of: (a) any adverse development causing a breach of any of its own representations and warranties contained herein; and (b) any fact, condition or change that such party reasonably believes, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect.

ARTICLE VII

CONDITIONS TO CLOSING

7.1  Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)  All required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary stockholder and regulatory approvals, shall have been obtained on terms reasonably acceptable to Parent and Loop.

7.2  Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent's waiver, at or prior to the Closing, of each of the following conditions:

(a)  The representations and warranties of Loop contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Execution Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)  Loop shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Loop shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)  Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Loop, that each of the conditions set forth in Section 7.2(a), (b) and (c) have been satisfied.

(e)  Loop shall have delivered to Parent such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.3  Conditions to Obligations of Loop.  The obligations of Loop to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Loop's waiver, at or prior to the Closing, of each of the following conditions:

(a)  The representations and warranties of Parent contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Execution Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)  Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)  Loop shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.3(a), (b) and (c) have been satisfied.

(e)  Parent shall have delivered to Loop such other documents or instruments as Loop reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

8.1Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Loop Vote) by the mutual written consent of Parent and Loop.

8.2  Termination by Either Parent or Loop.  This Agreement may be terminated by either Parent or Loop at any time prior to the Effective Time (whether before or after the receipt of the Requisite Loop Vote):

(a)  if the Merger has not been consummated on or before January 31, 2020 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; or

(b)  if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Governmental Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Governmental Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Governmental Order.

8.3  Termination by Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)  if Parent is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Loop pursuant to this Agreement, including the covenant set forth in Section 6.11, and such breach, inaccuracy or failure has not been cured by Loop within thirty (30) days of Loop's receipt of written notice of such breach from Parent;

(b)  any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled before the End Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c)  any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled before the End Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

8.4  Termination by Loop.  This Agreement may be terminated by Loop at any time prior to the Effective Time:

(a)  if Loop is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within thirty (30) days of Parent's receipt of written notice of such breach from Loop; or

(b)  any of the conditions set forth in Section 7.1 or 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled before the End Date, unless such failure shall be due to the failure of Loop to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

8.5  Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this ARTICLE VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other party.  If this Agreement is terminated pursuant to this ARTICLE VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to this Section 8.5 and Section 8.6, which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

8.6  Fees and Expenses Following Termination.

(a)  If this Agreement is terminated by Parent pursuant to Section 8.3(a) or Section 8.3(c), then Loop shall pay to Parent (by wire transfer of immediately available funds), within ten Business Days after such termination, a fee in an amount equal to the Loop Termination Fee, plus, Parent's Transaction Expenses actually incurred by Parent on or prior to the termination of this Agreement.

(b)  The parties acknowledge and hereby agree that the provisions of this Section 8.6 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement.  If Loop, on the one hand, or Parent and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 8.6, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal, plus five percent (5%).  Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.  The parties acknowledge and agree that in no event shall Loop be obligated to pay the Loop Termination Fee on more than one occasion.

(c)  Except as expressly set forth in this Section 8.6, all Transaction Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Transaction Expenses.

ARTICLE IX

MISCELLANEOUS

9.1  Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their heirs, personal representatives and permitted successors and assigns.  None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

9.2  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  A signed copy of this Agreement (including any digital or electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) delivered by electronic mail or other means of electronic transmission of a .pdf or similar file shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.3  Notices.  Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given:  (a) when hand delivered to the other party; (b) upon receipt, when sent via email delivery of a ".pdf" format data file to the appropriate party at the email address set forth below; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed.  A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 9.3, by giving the other party written notice of the new address in the manner set forth above.

If to Parent or the Surviving Entity:	Interlink Plus, Inc. ________________ ________________ Attention: Roger Tichenor Email: rogeratichenor@gmail.com
If to Loop:	Loop Media, Inc. 700 N. Central Ave, Suite 430 Glendale CA 91203 Attention: Jon Niermann Email: jon@loop.tv

9.4  Amendments.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement signed by each of the parties hereto.

9.5  Enforceability; Severability.  The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law.  If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

9.6  Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without reference to its choice of law rules.

9.7  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.  EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT.  EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.8  No Third Party Beneficiaries.  This Agreement is made and entered into for the sole benefit of the parties hereto, and their permitted successors, assigns, heirs and personal representatives, and no other Person shall have any right or action under this Agreement.

9.9  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof.  No party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

9.10  Waivers.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or Loop, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

9.11  No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement, and the language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  No rules of strict construction will be applied against any party.

9.12  Construction.  Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender (or the neuter) shall be held to include the other gender (or the neuter) as the context requires, and the terms "hereof," "herein," and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.13  Arm's Length Negotiations.  Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own counsel with respect to this Agreement and the transactions contemplated hereby before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their counsel.

[Signatures begin on next page.]

IN WITNESS THEREOF, this Agreement and Plan of Merger has been executed by the undersigned as of the day, month and year first above written.

LOOP MEDIA, INC., a Delaware corporation By: /s/ Jon Niermann Jon Niermann President & CEO
INTERLINK PLUS, INC., a Nevada corporation By: /s/ Roger Tichenor Roger Tichenor CEO
LOOP MEDIA ACQUISITION, INC., a Delaware corporation By: /s/ Roger Tichenor Roger Tichenor President